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                                                                     EXHIBIT 8

                                   Law Offices
                     ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
                                    12th Floor
                              734 15th Street, N.W.
                             Washington, D.C.  20005
                             Telephone (202) 347-0300

                                 November 3, 1997


Board of Directors
Progress Financial Corporation
Four Sentry Parkway
Suite 200
Blue Bell, Pennsylvania 19422

Gentlemen:

    As special federal tax counsel to Progress Capital Trust I (the "Issuer") and Progress Financial Corporation in connection with the exchange offer by the Issuer of $15,000,000 of its 10.50% Capital Securities pursuant to the prospectus (the "Prospectus") contained in the Registration Statement for the Exchange Offer, and assuming the operative documents described in the Prospectus will be performed in accordance with the terms described therein, we hereby confirm to you our opinion as set forth under the heading "Certain Federal Income Tax Consequences" in the Prospectus, subject to the limitations set forth therein.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Certain Federal Income Tax Consequences" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                             Very truly yours,

                             ELIAS, MATZ, TIERNAN & HERRICK L.L.P



                             By:  /s/Kenneth B. Tabach
                                  -----------------------------------
                                  Kenneth B. Tabach, a Partner